Exhibit 99.1

Contact:	Randall J. Larson, President/CFO Frederick W. Boutin, Senior Vice President/Treasurer 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES RESULTS FOR THE THREE MONTHS ENDED

JUNE 30, 2007 AND SCHEDULES CONFERENCE CALL

Thursday, August 9, 2007	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its results for the three months ended June 30, 2007.  An overview of the financial performance for the three months ended June 30, 2007 as compared to the three months ended June 30, 2006 includes:

•                  Quarterly revenues increased to $20.9 million from $11.6 million due principally to:

•                  Revenues generated by the Brownsville and River facilities, which we acquired on December 29, 2006, of approximately $9.0 million.

•                  Quarterly direct operating costs and expenses increased to $9.8 million from $5.6 million due principally to:

•                  Operating costs and expenses of approximately $4.5 million attributable to the operation of the Brownsville and River facilities.

•                  Quarterly operating income increased to $4.7 million from $2.4 million due principally to the contribution from the Brownsville and River facilities.

•                  Quarterly net earnings were $1.5 million and $1.5 million.

•                  Adjusted operating surplus generated during the period was $4.4 million compared to cash distributions allocable to the period for those units outstanding during the period of $4.9 million.  The shortfall in the adjusted operating surplus is due principally to accelerating amortization of deferred financing costs of approximately $0.8 million during the three months ended June 30, 2007, associated with the repayment of the $75 million term loan outstanding under the Senior Secured Credit Facility.

•                  On May 23, 2007, we issued, pursuant to an underwritten public offering, 4.8 million common units representing limited partner interests at a public offering price of $36.80 per common unit.  On June 20, 2007, the underwriters of our secondary offering exercised a portion of their over-allotment option to purchase an additional 349,800 common units representing limited partner interests at a price of $36.80 per common unit.  The net proceeds from the offering are approximately $180.0 million, after deducting underwriting discounts, commissions, and offering expenses of approximately $9.5 million.

•                  TransMontaigne GP L.L.C., our general partner, made a cash contribution of approximately $3.9 million to us to maintain its 2% general partner interest.

•                  The net proceeds from the secondary offering and the cash contribution were used to repay outstanding borrowings under the Senior Secured Credit Facility. As of June 30, 2007, borrowings under the Senior Secured Credit Facility approximated $3.0 million.

•                  On July 12, 2007, we amended the Senior Secured Credit Facility to increase the amount of revolving credit permissible under the facility from $150 million to $200 million.

•                  We declared a $0.50 per unit quarterly cash distribution for the period compared to a cash distribution of $0.47 per unit for the quarter ended March 31, 2007 and the minimum quarterly cash distribution of $0.40 per unit.

CONFERENCE CALL

TransMontaigne Partners L.P. also announced that it has scheduled a conference call for Monday, August 13, 2007 at 11:00 a.m. (MDT) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1059

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 2:30 p.m. (MDT) on Monday, August 13, 2007 until 11:59 p.m. (MDT) on Monday, August 20, 2007 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code: 882787

The following selected financial information is extracted from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which was filed on August 9, 2007 with the Securities and Exchange Commission.

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES

(000s, except per share data)

	Three Months Ended
	June 30, 2007	June 30, 2006
Income Statement Data
Revenues	$20,907	$11,563
Direct operating costs and expenses	(9,762)	(5,647)
Direct general and administrative expenses	(461)	(672)
Operating income	4,741	2,382
Net earnings	1,462	1,537
Net earnings allocable to limited partners	1,433	1,506
Net earnings per limited partner unit—basic	0.15	0.21

Cash Flow Activities
Net cash provided by operating activities	$9,324	$5,164
Net cash (used in) investing activities	(1,948)	(668)
Net cash (used in) financing activities	(6,334)	(3,470)

	June 30, 2007	December 31, 2006
Balance Sheet Data
Property, plant and equipment, net	$239,801	$235,074
Goodwill	23,235	23,235
Total assets	276,545	271,361
Long-term debt	3,000	189,621
Partners’ equity	265,246	77,865

Selected quarterly results of operations data for each of the quarters in the year ending December 31, 2007 and year ended December 31, 2006 are as follows (in thousands):

	Three months ended				Year ending
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	December 31, 2007
Revenues	$21,196	$20,907	—	—	$42,103
Direct operating costs and expenses	(8,804)	(9,762)	—	—	(18,566)
Direct general and administrative expenses	(893)	(461)	—	—	(1,354)
Allocated general and administrative expenses	(1,725)	(1,736)	—	—	(3,461)
Allocated insurance expense	(413)	(412)	—	—	(825)
Reimbursement of bonus awards	—	(375)	—	—	(375)
Depreciation and amortization	(2,990)	(3,420)	—	—	(6,410)
Operating income	6,371	4,741	—	—	11,112
Other expense, net	(3,912)	(3,279)	—	—	(7,191)
Net earnings	$2,459	$1,462	—	—	$3,921

	Three months ended				Year ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	December 31, 2006
Revenues	$12,090	$11,563	$13,850	$19,282	$56,785
Direct operating costs and expenses	(4,527)	(5,647)	(6,508)	(9,509)	(26,191)
Direct general and administrative expenses	(1,100)	(672)	(3,761)	(920)	(6,453)
Allocated general and administrative expenses	(812)	(822)	(1,135)	(1,718)	(4,487)
Allocated insurance expense	(250)	(250)	(304)	(411)	(1,215)
Depreciation and amortization	(1,942)	(1,790)	(2,250)	(3,206)	(9,188)
Operating income (loss)	3,459	2,382	(108)	3,518	9,251
Other expense, net	(740)	(845)	(937)	(1,607)	(4,129)
Net earnings (loss)	$2,719	$1,537	$(1,045)	$1,911	$5,122

TRANSMONTAIGNE PARTNERS L.P. AND SUBSIDIARIES

ADJUSTED OPERATING SURPLUS

During the subordination period, the common units will have the right to receive distributions in an amount equal to the minimum quarterly distribution of $0.40 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units, before any distributions will be made on the subordinated units.  Conversions of subordinated units to common units will occur in the future only if, in addition to other requirements, we generate Adjusted Operating Surplus, as defined in the partnership agreement, equal to or greater than the minimum distribution requirement on all common units, subordinated units and the general partner interest.  The following summarizes our Adjusted Operating Surplus generated during the periods indicated (in thousands):

	April 1, 2007 through June 30, 2007	January 1, 2007 through March 31, 2007	January 1, 2006 through December 31, 2006	May 27, 2005 through December 31, 2005	Cumulative since inception

Net earnings	$1,462	$2,459	$3,267	$7,640	$14,828
Depreciation and amortization	3,420	2,990	7,411	3,785	17,606
Amortization and acceleration of deferred equity-based compensation	22	—	3,868	371	4,261
Compensation expense on distributions paid to holders of restricted units	—	—	187	66	253
Distributions paid to holders of restricted phantom units	(5)	(5)	(50)		(60)
Cash reserved for repurchase of common units	—	—	(1,700)	—	(1,700)
Maintenance capital expenditures	(459)	(978)	(1,422)	(497)	(3,356)
“Adjusted Operating Surplus” generated during the period (1)	$4,440	$4,466	$11,561	$11,365	$31,832

Actual distribution for the period of all common units, subordinated units and the general partner interest:
Distribution attributable to units outstanding during the period	$4,852	$3,533	$12,803	$7,071	$28,259
Distribution payable on units issued in the secondary offering for the period prior to date of issuance	1,614	—	—	—	1,614
	$6,466	$3,533	$12,803	$7,071	$29,873

	April 1, 2007 through June 30, 2007	January 1, 2007 through March 31, 2007	January 1, 2006 through December 31, 2006	May 27, 2005 through December 31, 2005	Cumulative since inception
Minimum distribution for the period on all common units, subordinated units and the general partner interest:
Distribution attributable to units outstanding during the period	$3,836	$2,977	$11,905	$7,071	$25,789
Distribution payable on units issued in the secondary offering for the period prior to date of issuance	1,243	—	—	—	1,243
	$5,079	$2,977	$11,905	$7,071	$27,032

(1)             For purposes of this presentation, we have calculated Adjusted Operating Surplus in accordance with the terms of our partnership agreement. As a result, the difference between net earnings, depreciation and amortization, and maintenance capital expenditures for the periods presented above and such amounts presented in our historical financial statements prepared in accordance with generally accepted accounting principles represent the effects of including the Brownsville terminal, River facilities and Mobile terminal for the periods prior to their acquisition by us from TransMontaigne Inc. The net earnings, depreciation and amortization, and maintenance capital expenditures for the Brownsville terminal and River facilities for the period September 1, 2006 through December 31, 2006 are approximately (in thousands) $1,855, $1,777 and $374, respectively. The net earnings, depreciation and amortization, and maintenance capital expenditures for the Mobile terminal for the period August 1, 2005 through December 31, 2005 are approximately (in thousands) $472, $268, and $nil, respectively. The financial performance of these facilities for such periods is excluded from the computation of Adjusted Operation Surplus because it represents the financial performance of these facilities prior to the closing dates of our respective acquisitions from TransMontaigne Inc.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Midwest. We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt. We do not purchase or market products that we handle or transport. News and additional information about TransMontaigne Partners L.P. is available on the Company’s website: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the Company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 16, 2007, and in “Risk Factors” in the Company’s Prospectus Supplement dated May 17, 2007 to the Prospectus dated May 10, 2007, as filed with the Securities and Exchange Commission on May 18, 2007 (Securities Act File No. 333-142108).